EXHIBIT 99.1

Oil States Announces Third Quarter Earnings of $0.53 per Share

HOUSTON, Nov. 3, 2009 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended September 30, 2009 of $26.6 million, or $0.53 per diluted share on $456.1 million of revenues and $69.0 million of EBITDA (EBITDA is defined as net income plus interest, taxes, depreciation and amortization) compared to net income of $88.1 million, or $1.68 per diluted share, on $814.8 million of revenues and $172.2 million of EBITDA reported in the third quarter of 2008. (A)

"Our long term, oil driven businesses continued to contribute positively to our consolidated financial results," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Year over year increases in revenues and EBITDA in our Offshore Products and Accommodations businesses partially offset a difficult quarter for our North American, natural gas leveraged businesses."

Mrs. Taylor also stated, "We remained diligent in managing our costs and improved our financial position in the third quarter, paying down approximately $48 million on our revolving credit facility. Oil States ended the third quarter with only $193 million in total indebtedness, having reduced the revolver's indebtedness by $261 million since the beginning of 2009. Our total debt to capitalization ratio decreased to 13% at September 30, 2009 from 27% at December 31, 2008."

The Company recognized an effective tax rate of 24.3% in the third quarter of 2009 compared to an effective tax rate of 37.1% in the third quarter of 2008. The year-over-year decrease in the quarterly effective tax rate was primarily driven by increased foreign sourced income which is taxed at lower statutory rates coupled with domestic tax benefits derived from estimated tax losses.

For the nine months ended September 30, 2009, the Company reported revenues of $1.6 billion and EBITDA of $148.1 million which resulted in net income of $19.2 million, or $0.39 per diluted share. The 2009 year-to-date results included a non-cash, pre-tax charge of approximately $94.5 million, or $1.65 per diluted share after-tax, taken in the second quarter related to the goodwill impairment in the rental tool reporting unit. Excluding the goodwill impairment charge taken, the Company reported $242.6 million of Adjusted EBITDA (Adjusted EBITDA is defined as EBITDA excluding the goodwill impairment charges) and $102.0 million of net income, or $2.04 per diluted share, for the nine months ended September 30, 2009. For the first nine months of 2008, the Company reported revenues of $2.0 billion and EBITDA of $418.3 million which resulted in net income of $212.8 million, or $4.10 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2009 to the results from the third quarter of 2008.)

Well Site Services

Well Site Services generated revenues of $180.4 million and EBITDA of $45.7 million in the third quarter of 2009, compared to $249.2 million and $87.5 million, respectively, in the third quarter of 2008, representing year-over-year decreases of 28% and 48%, respectively. The decrease in EBITDA was primarily due to declining revenues and margins in the rental tool and drilling businesses due to the year-over-year decrease in North American drilling and completion activity, partially offset by improved year-over-year results from the Company's oil sands accommodations.

For the third quarter of 2009, the accommodations business reported revenues of $110.3 million and EBITDA of $36.3 million, compared to revenues and EBITDA of $105.4 million and $33.9 million, respectively, in the third quarter of 2008. Accommodations revenue and EBITDA increased 5% and 7%, respectively, primarily due to increased year-over-year utilization of the Company's large mobile camp assets supporting oil sands developments partially offset by a weaker Canadian dollar and reduced non-oil sands activity.

Rental tools generated $51.7 million of revenues and $6.5 million of EBITDA in the third quarter of 2009 compared to revenue of $91.7 million and EBITDA of $30.0 million in the third quarter of 2008. Rental tool revenues and EBITDA decreased 44% and 78%, respectively, primarily due to the 52% year-over-year quarterly decline in the North American rig count which created significant pricing pressure and lower fixed cost absorption.

Drilling services generated revenues and EBITDA of $18.4 million and $2.9 million, respectively, in the third quarter of 2009 compared to $52.1 million of revenues and $20.1 million of EBITDA in the third quarter 2008. These year-over-year decreases in drilling services were primarily due to significantly lower utilization in each of the company's three primary drilling markets coupled with a substantial reduction in pricing due to significantly increased competition from fewer wells being drilled as a result of lower commodity prices coupled with excess capacity in the U.S. drilling industry as a whole.

Offshore Products

In the third quarter of 2009, Offshore Products generated $131.8 million of revenues and $23.3 million in EBITDA compared to $120.0 million of revenues and $22.9 million in EBITDA in the third quarter of 2008. The 10% year-over-year increase in revenues was primarily due to higher revenue contribution from subsea pipeline and bearing and connector products for international projects. The third quarter 2008 results were also negatively impacted by Hurricane Ike which led to certain inefficiencies and lower cost absorption in our Houston and Houma operations. Backlog totaled $252.7 million at September 30, 2009 compared to $302.8 million at June 30, 2009.

Tubular Services

Tubular Services generated revenues and EBITDA of $143.9 million and $7.2 million, respectively, during the third quarter of 2009 compared to revenues of $445.6 million and EBITDA of $68.8 million in the third quarter of 2008. Tubular Services' OCTG shipments decreased 60% to 67,500 tons in the third quarter of 2009 from 168,100 tons in the third quarter of 2008 primarily due to the 52% year-over-year quarterly decrease in the U.S. drilling rig count coupled with excess inventory across the industry. These factors, in addition to more competitive pricing, negatively impacted gross margins in the third quarter of 2009 which decreased to 7.0% from 16.6% in the third quarter of 2008. Tubular Services gross margins in the third quarter of 2009 benefited from a $1.0 million adjustment primarily related to pipe sales by a third party affiliate made in prior periods. Despite difficult market conditions, the Company's OCTG inventory declined by $7 million during the third quarter of 2009 to $289 million from $296 million reported at June 30, 2009 and declined $107 million from $396 million reported at December 31, 2008.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

The Company will be hosting a conference call to discuss the results for the third quarter of 2009 on Wednesday, November 4, 2009 at 11:00 am Eastern time. This call is being webcast and can be accessed at Oil States' web site at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 446-2782 and using the passcode of 25606374. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-8996 and entering the passcode of 25606374.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

This press release contains and the associated conference call will contain forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2008 filed by Oil States with the SEC on February 20, 2009 and within the Company's subsequent SEC filings.

                    Oil States International, Inc.
         Unaudited Condensed Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (unaudited)

                            Three Months Ended     Nine Months Ended
                              September 30,          September 30,
                            ------------------  ----------------------
                              2009      2008       2009        2008
                            ------------------  ----------------------

 Revenues                   $456,103  $814,790  $1,579,536  $2,047,401
 Costs and expenses:
   Cost of sales
    and services             353,845   609,354   1,235,747   1,532,874
   Selling, general and
    administrative expenses   33,964    37,494     102,377     105,577
   Depreciation and
    amortization expense      30,193    27,325      86,863      75,741
   Impairment of goodwill         --        --      94,528          --
   Other operating income       (439)     (893)       (181)       (659)
                            ------------------  ----------------------
 Operating income             38,540   141,510      60,202     333,868

 Interest expense             (3,613)   (5,656)    (11,714)    (18,416)
 Interest income                  27       940         350       2,756
 Equity in earnings
  of unconsolidated
  affiliates                     250       431       1,184       3,167
 Other income                     91     2,994         193       5,896
                            ------------------  ----------------------
   Income before
    income taxes              35,295   140,219      50,215     327,271
 Income tax provision         (8,594)  (52,040)    (30,637)   (114,125)
                            ------------------  ----------------------
   Net income                 26,701    88,179      19,578     213,146
 Less: Net income
  attributable to
  noncontrolling interest        122        98         357         327
                            ------------------  ----------------------
   Net income attributable
    to Oil States
    International, Inc.     $ 26,579  $ 88,081  $   19,221  $  212,819
                            ==================  ======================

 Net income per share
   Basic                    $   0.54  $   1.77  $     0.39  $     4.29
   Diluted                  $   0.53  $   1.68  $     0.39  $     4.10

 Weighted average number
  of common shares
  outstanding
   Basic                      49,653    49,811      49,584      49,622
   Diluted                    50,153    52,322      49,886      51,949

                    Oil States International, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                     Sept. 30,   June 30,    Dec. 31,
                                       2009        2009       2008 (B)
                                    ----------  ----------  ----------
 Assets
   Current assets
     Cash and cash equivalents      $   61,281  $   56,099  $   30,199
     Accounts receivable, net          361,549     319,690     575,982
     Inventories, net                  485,304     502,999     612,488
     Prepaid expenses and
      other current assets              13,730      16,741      18,815
                                    ----------  ----------  ----------
       Total current assets            921,864     895,529   1,237,484
   Property, plant and
    equipment, net                     726,877     707,996     695,338
   Goodwill, net                       217,627     214,541     305,441
   Investments in
    unconsolidated affiliates            4,893       4,639       5,899
   Other non-current assets             35,335      35,115      54,356
                                    ----------  ----------  ----------
 Total assets                       $1,906,596  $1,857,820  $2,298,518
                                    ==========  ==========  ==========

 Liabilities and
  stockholders' equity
   Current liabilities
     Accounts payable and
      accrued liabilities           $  190,385  $  158,858  $  371,789
     Income taxes                       10,555       8,691      52,546
     Current portion of
      long-term debt                       446       4,940       4,943
     Deferred revenue                  117,872     113,457     105,640
     Other current liabilities             850         916       1,587
                                    ----------  ----------  ----------
       Total current liabilities       320,108     286,862     536,505
   Long-term debt (C)                  192,657     238,881     449,058
   Deferred income taxes                55,691      54,185      64,780
   Other noncurrent liabilities         12,445      12,700      12,634
                                    ----------  ----------  ----------
       Total liabilities               580,901     592,628   1,062,977

   Stockholders' equity
     Common stock                          530         529         526
     Additional paid-in capital        463,920     459,104     453,733
     Retained earnings                 920,222     893,643     901,001
     Accumulated other
      comprehensive
      income / (loss)                   32,403       3,446     (28,409)
     Treasury stock                    (92,341)    (92,313)    (91,831)
                                    ----------  ----------  ----------
       Total stockholder's equity    1,324,734   1,264,409   1,235,020

     Noncontrolling interest               961         783         521
                                    ----------  ----------  ----------
       Total equity                  1,325,695   1,265,192   1,235,541
                                    ----------  ----------  ----------
 Total liabilities and equity       $1,906,596  $1,857,820  $2,298,518
                                    ==========  ==========  ==========

                    Oil States International, Inc.
                             Segment Data
                            (in thousands)
                              (unaudited)

                            Three Months Ended    Nine Months Ended
                               September 30,        September 30,
                            ------------------  ----------------------
                              2009      2008       2009        2008
                            ------------------  ----------------------

 Revenues
     Accommodations         $110,299  $105,380  $  340,531  $  332,518
     Rental tools             51,721    91,699     177,075     258,767
     Drilling and other       18,380    52,086      46,525     133,316
                            ------------------  ----------------------
   Well site services        180,400   249,165     564,131     724,601
   Offshore products         131,761   120,008     382,271     386,780
   Tubular services          143,942   445,617     633,134     936,020
                            ------------------  ----------------------
 Total revenues             $456,103  $814,790  $1,579,536  $2,047,401
                            ==================  ======================

 Adjusted EBITDA (A)
     Accommodations         $ 36,308  $ 33,917  $  127,833  $  120,888
     Rental tools (D)          6,517    30,029      25,784      80,689
     Drilling and other        2,918    23,584       6,076      53,900
                            ------------------  ----------------------
   Well site services (D)     45,743    87,530     159,693     255,477
   Offshore products          23,296    22,853      67,500      74,759
   Tubular services            7,191    68,829      37,634     108,173
   Corporate
    and eliminations          (7,278)   (7,050)    (22,214)    (20,064)
                            ------------------  ----------------------
 Total Adjusted EBITDA (D)  $ 68,952  $172,162  $  242,613  $  418,345
                            ==================  ======================

Adjusted EBITDA is defined as EBITDA excluding the goodwill impairment charges taken in the second quarter of 2009.

                     Oil States International, Inc.
                             Segment Data
                            (in thousands)
                              (unaudited)

                            Three Months Ended    Nine Months Ended
                               September 30,        September 30,
                            ------------------  ----------------------
                              2009      2008       2009        2008
                            ------------------  ----------------------
 Revenues
     Accommodations         $110,299  $105,380  $  340,531  $  332,518
     Rental tools             51,721    91,699     177,075     258,767
     Drilling and other       18,380    52,086      46,525     133,316
                            ------------------  ----------------------
   Well site services        180,400   249,165     564,131     724,601
   Offshore products         131,761   120,008     382,271     386,780
   Tubular services          143,942   445,617     633,134     936,020
                            ------------------  ----------------------
 Total revenues             $456,103  $814,790  $1,579,536  $2,047,401
                            ==================  ======================

 EBITDA (A)
     Accommodations         $ 36,308  $ 33,917  $  127,833  $  120,888
     Rental tools (E)          6,517    30,029     (68,744)     80,689
     Drilling and other        2,918    23,584       6,076      53,900
                            ------------------  ----------------------
   Well site services (E)     45,743    87,530      65,165     255,477
   Offshore products          23,296    22,853      67,500      74,759
   Tubular services            7,191    68,829      37,634     108,173
   Corporate and
    eliminations              (7,278)   (7,050)    (22,214)    (20,064)
                            ------------------  ----------------------
 Total EBITDA (E)           $ 68,952  $172,162  $  148,085  $  418,345
                            ==================  ======================

 Operating income / (loss)
     Accommodations         $ 26,575  $ 23,695  $  100,588  $   93,761
     Rental Tools (E)         (4,030)   21,003     (98,997)     54,926
     Drilling and other       (3,697)   14,833     (13,504)     31,679
                            ------------------  ----------------------
   Well site services (E)     18,848    59,531     (11,913)    180,366
   Offshore products          20,553    20,273      59,287      66,656
   Tubular services            6,580    68,261      35,458     106,533
   Corporate and
    eliminations              (7,441)   (6,555)    (22,630)    (19,687)
                            ------------------  ----------------------
 Total operating income (E) $ 38,540  $141,510  $   60,202  $  333,868
                            ==================  ======================

                    Oil States International, Inc.
            Additional Quarterly Segment and Operating Data
                              (unaudited)

                                                    Three Months Ended
                                                       September 30,
                                                    ------------------
                                                      2009      2008
                                                    ------------------
 Supplemental operating data
   Land drilling operating statistics
     Average rigs available                               37        36
     Utilization                                        39.9%     91.8%
     Implied day rate ($ in thousands per day)      $   13.8  $   17.1
     Implied daily cash margin
      ($ in thousands per day)                      $    2.7  $    6.9

   Offshore products backlog ($ in millions)        $  252.7  $  420.5

   Tubular services operating data
     Shipments (tons in thousands)                      67.5     168.1
     Quarter end inventory ($ in thousands)         $289,447  $276,927

 (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of
     financial performance under generally accepted accounting
     principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the
     performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a
     reconciliation of EBITDA to net income, which is the most
     directly comparable measure of financial performance calculated under generally accepted accounting principles:

                    Oil States International, Inc.
       Reconciliation of GAAP to Non-GAAP Financial Information
                            (in thousands)
                              (unaudited)

                                    Three Months       Nine Months
                                       Ended              Ended
                                    September 30,      September 30,
                                 -----------------  ------------------
                                   2009     2008      2009      2008
                                 -----------------  ------------------

 Net income                      $26,579  $ 88,081  $ 19,221  $212,819
 Income tax expense                8,594    52,040    30,637   114,125
 Depreciation and amortization    30,193    27,325    86,863    75,741
 Interest income                     (27)     (940)     (350)   (2,756)
 Interest expense                  3,613     5,656    11,714    18,416
                                 -----------------  ------------------
     EBITDA                      $68,952  $172,162  $148,085  $418,345
 Goodwill impairment                  --        --    94,528        --
                                 -----------------  ------------------
     Adjusted EBITDA             $68,952  $172,162  $242,613  $418,345
                                 =================  ==================

 Rental Tools EBITDA               6,517    30,029   (68,744)   80,689
 Goodwill impairment                  --        --    94,528        --
                                 -----------------  ------------------
     Adjusted Rental Tools
      EBITDA                     $ 6,517  $ 30,029  $ 25,784  $ 80,689
                                 =================  ==================

     Adjusted EBITDA is calculated by excluding the goodwill
     impairment charge from the second quarter results in order to present a more meaningful comparison of the Company's operating results.

 (B) Adjusted to reflect the retrospective application of APB 14-1 accounting for existing convertible notes effective and adopted on January 1, 2009.

 (C) As of September 30, 2009, the Company had approximately $450.3 million available under its revolving credit facility.

 (D) Results for the nine months ended September 30, 2009 exclude the goodwill impairment charge of $94.5 million, taken in the second quarter of 2009.

 (E) Results for the nine months ended September 30, 2009 include the goodwill impairment charge of $94.5 million, taken in the second quarter of 2009.

CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582